EXHIBIT 14

Our Mission

Charming Shoppes’ mission is: It’s all about her - we own her heart, her home, her every experience.

We strive to leverage our leading position as a multi-channel retailer and transition to the lifestyle brand for all women.

We also recognize, however, that to serve our customers properly, we must show our commitment not just through our products but through our actions.

Our Ethical Commitment

Charming Shoppes, Inc. and its retail divisions: Catherines, Fashion Bug, Lane Bryant and Crosstown Traders have made a commitment to Act with Integrity in accordance with our Shared Values:

Exceed Our Customer’s Expectations

Act with Integrity

Be innovative

Collaborate through Teamwork

Deliver Superior Performance

Support the Community

We strive to accomplish this for our:

•
Customers by celebrating and advocating for her and by acting in harmony with ethical customers relations principles, and with such honesty and respect for her to earn her trust, confidence, and loyalty;

•	Associates by ensuring that our environment fosters trust, teamwork, mutual respect, open and honest communication, and creative thinking;

•	Shareholders by taking the necessary steps to deliver our commitments to them and build long-term value;

•	Communities by acting as a committed corporate citizen and by supporting community initiatives that are significant to our customers; and

•	Vendors and Suppliers by creating a mutually advantageous businesslike partnership based on fairness, honesty and respect.

Our Standards. Our Commitments. Our Stakeholders.

Our Standards of Business Conduct (Standards) guide us in acting with integrity and state acceptable and appropriate behavior for all Charming Shoppes associates. Although these Standards do not cover every situation, they set forth our basic philosophy of conducting business lawfully and with integrity. Charming Shoppes is committed to complying with these Standards and all applicable laws and governmental regulations that are applicable to the Company’s activities.

Our Standards reflect the policies and regulations we uphold in order to fulfill our commitments to our stakeholders. Each Commitment is supported by one or more of the underlying Charming Shoppes’ Standards of Business Conduct.

Customers and Marketplace

No matter how fierce the competition, Charming Shoppes is committed to competing both lawfully and ethically in the marketplace. Our reputation for honesty and fairness in our business dealings and the trust we have built with our customers provide us with a competitive advantage.

Our customers must be able to trust us. They want to know that their personal information is secure [see Customer Privacy section] and that our advertising and communication with them is honest [see Marketing Integrity section].

Our customers also care about how we do business. That’s why we are committed to fair trade with all parties [see Anti-boycott and Import Laws section] and will maintain the highest standards in our business dealings [see Bribery and Corruption section] [see Competitive Practices section] in the U.S. and abroad.

Fashion is a competitive industry and our customers expect the lowest prices for quality goods. That’s why we strictly adhere to high standards of fair competition [see Antitrust and Competition Laws section].

Associates

Charming Shoppes recognizes that the success of its brands relies on the dedication, hard work, and integrity of all its associates. We are committed to supporting our associates by providing a respectful workplace that fosters trust, teamwork, mutual respect, open and honest communication, and creative thinking.

How we treat our associates affects how our customers are treated. Creating an environment where associates feel valued and respected [see Equal Treatment and Respect section] is essential for our business success.

To earn that respect from our associates, we treat their personal information with respect [see Associate Privacy section] and we provide a safe work environment [see Health and Safety section].

We expect our associates to participate in helping to create a positive workplace by respecting themselves [see Drug & Alcohol Use section] and their co-workers [see Equal Treatment and Respect section].

Being a Charming Shoppes associate also means caring about the health of our Company. We need our associates to respect what belongs to the Company [see Use of Company Assets section], be alert to potential conflicts [see Conflicts of Interest section] that can impair our ability to do business as well as potential signs of fraud or misrepresentation [see Accuracy of Books, Records and Financial Statements section].

While we encourage our associates to play active roles in their communities, they must be careful not to represent, or appear to represent, the Company [see Political Contributions and Activities section] in community or political matters without Company approval.

Our Shareholders

Charming Shoppes is committed to pursuing sound growth and earnings objectives, while conducting business with the highest level of integrity. We will operate in what we perceive to be the best interests of the Company and our shareholders. We will be honest and clear about our operations and performance, exercising care in the use of our assets and resources.

Our Shareholders are the owners of our Company. We have an obligation to protect their assets [see Use of Company Assets section] as well as the market value of our stock. We recognize our responsibility to maintain a fair and open market for our stock by not using our knowledge [see Confidential Information section] as insiders to unfair advantage [see Insider Trading section] or by knowingly withholding information that the market needs to fairly trade our stock [see Accuracy of Books, Records and Financial Statements section] [see Records Retention section].

Our Communities and the Public

Charming Shoppes is committed to being a good citizen in the communities in which we do business. We are committed to conducting ourselves in an ethical manner, acting in accordance with our values and standards, while following the laws of the countries in which we operate.

We play a socially-responsible role in the communities we serve. We are sensitive to the impact we make on the environment [see Environment section] as well as how the people who make the products we sell are treated [see Fair Labor Practices section].

We are sensitive to how our messages are conveyed [see Public and Media Communications section] and work towards being open and fair in conveying information.

Vendors and Suppliers

Our Company is committed to creating respectful, trusting relationships with our vendors and suppliers. We believe in fair competition and treating our own vendors and suppliers with respect. Although we will compete hard, we will do so in accordance with commercial business standards. We will take care to avoid conflicts of interest [see Conflicts of Interest section] and the appearance of partiality when working with vendors and suppliers [see Gifts & Entertainment section]. In return, we expect our own vendors and suppliers to act with integrity in our business dealings, particularly by demonstrating compliance with fair labor standards [see Fair Labor Practices section].

Our Responsibilities as Charming Shoppes Associates

As Charming Shoppes associates, we have a responsibility to act with integrity, comply with these Standards and report known or potential violations even when we are not personally involved in an alleged violation. Failure to report violations can have substantial consequences. When possible and permitted by law, the identity of any associate who identifies him/herself when making a report will be kept confidential.

We also have a responsibility to seek answers to any questions we may have about the laws, regulations, or the requirements of these Standards by contacting a manager, the Executive Vice President of Business Ethics or any member of the Business Conduct Committee to obtain further guidance or report an ethical issue. (See “When and Where to Get Help” on the following page.)

Certain activities described in this policy may be taken by you only if you have received prior approval which means the prior approval of your immediate supervisor on certain issues or the prior approval of the Executive Vice President of Business Ethics or any member of the Business Conduct Committee; or in the case of executive officers and Directors, by the Chair of the Audit Committee (and in the case of the Chair of the Audit Committee, by a majority of the members of the Audit Committee.) Prior approval shall not be considered a waiver of any provision of this policy. Designated associates will be required to sign a statement annually that they have read this policy, and have disclosed any violations or are not aware of any violations.

Because these Standards are so critical to ensuring our integrity and our reputation, violations could result in disciplinary action, up to and including termination of employment.

The Business Conduct Committee

The Company’s Business Conduct Committee (which includes our General Counsel, CFO and the Executive Vice President of Business Ethics) is responsible for setting the standards of business conduct set forth in these Standards, updating these Standards as appropriate, and monitoring compliance with, and enforcement of, these Standards. The Executive Vice President of Business Ethics is also responsible for overseeing the procedures designed to implement and enforce these Standards.

When and Where to Get Help or Report an Ethical Issue

As an organization, Charming Shoppes welcomes comments, questions, and discussions on our Standards of Business Conduct and all ethical issues relating to the Company. If you have a question about these Standards or wish to report an ethical issue you should contact a member of the Business Conduct Committee:

Tony DeSabato (Chair)	Eric Specter
215 638 6636	215 638 6740
tony.desabato@charming.com	eric.specter@charming.com

Colin Stern
215 638 6898
colin.stern@charming.com

You may also report ethical issues or violations of our Standards by accessing the following anonymous, non-traceable methods.

Financial Compliance Hotline (800-227-4602)
To report an issue regarding the Company’s financial statement disclosures, accounting, internal accounting controls, or auditing matters, call the anonymous, toll-free, non-traceable Financial Compliance Hotline (800-227-4602) or write your concerns and forward them in a sealed envelope to:

Chair of the Audit Committee
c/o General Counsel
Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020

The envelope must be labeled with “To be opened by the Audit Committee only” or a similar statement. The General Counsel is obligated to forward associates’ concerns, whether they are received from telephone or written communication, to the Chair of the Audit Committee and will do so promptly. He will also keep those communications confidential.

If you wish to discuss any matter with the Audit Committee, indicate this in your submission and include your contact information so that the Audit Committee can contact you if it deems contact appropriate.

The Audit Committee will ensure that proper steps are taken to investigate the issues, resolve them in a timely manner, and take any action that it deems appropriate.

Any Charming Shoppes associate who lawfully discloses information about fraudulent activities within the Company or otherwise assists criminal investigators, federal regulators, Congress, his/her supervisor or other proper people within the Company, or other parties in a judicial proceeding in detecting and stopping fraud is protected by law against retaliation by the Company.

Business Ethics Hotline (800-350-0329)
If you have a business ethics concern not related to the Company’s financial statement disclosures, accounting, internal accounting controls or auditing matters, you can access the anonymous, toll-free, non-traceable Business Ethics Hotline (800-350-0329).

You may also express concerns in writing (in an envelope labeled “confidential”) and addressed to:

E.V.P., Business Ethics
Charming Shoppes, Inc.
        450 Winks Lane
        Bensalem, PA 19020

Waivers of these Standards

No waivers of these Standards for executive officers or members of the Board of Directors can be granted without approval from our Board of Directors and prompt disclosure to the Company’s shareholders, along with the reasons for the waiver. No waivers of these Standards for other associates can be granted without the approval of the Executive Vice President of Business Ethics. Amendments to these standards must be approved by our Board of Directors and will be disclosed to the Company’s shareholders.

Charming Shoppes’ Policy Regarding Retaliation

We are committed to ensuring that Charming Shoppes associates do not face retaliation, reprisals or any career disadvantage for complying with these Standards. Retaliation is strictly prohibited and the Company will take action against individuals engaging in such conduct, up to and including termination of employment. If you suspect that you or someone you know has been retaliated against for complying with these standards or for, in good faith, reporting a violation of or suspected or potential violation of, these standards, contact the Executive Vice President of Business Ethics or any other member of the Business Conduct Committee immediately.

Frequently Asked Questions

Throughout this Code, we have included a series of questions and answers to provide guidance on ethical challenges that many of our associates may encounter in the normal course of doing their jobs. This list of “Q & As” is not an exhaustive list. It does not address all situations and does not answer the many questions on what the law requires. The Company asks that you remain sensitive to any situation that makes you wonder what the proper, legal, ethical response would be and, in advance of acting, seek clarification by contacting:

•	Someone in your reporting structure,

•	A senior leader,

•	Any member of the Business Conduct Committee (Tony DeSabato, Eric Specter, Colin Stern),

•	The Business Ethics Hotline (800-350-0329), or

•	The Financial Compliance Hotline (800-227-4602) in the event of financial disclosure, accounting, internal accounting controls, or auditing matters.

Our Standards

Accuracy of Books, Records and Financial Statements

Accurate reporting is essential to ensuring the integrity of Charming Shoppes’ books and accounting records. We maintain a system of internal controls, including procedures to protect Company assets that provide reasonable assurances to management that transactions are properly authorized, completely and accurately recorded and are in compliance with generally-accepted accounting principles (GAAP) at all times.

As part of this commitment we also:

•	Maintain a system of effective internal controls,

•	Maintain books and records that in reasonable detail completely, accurately and fairly refiect the Company’s transactions,

•
Prohibit the unauthorized acquisition, use, or disposition of Company assets, and the establishment of any undisclosed or unrecorded funds or assets, false or misleading entries in the Company’s books and records; and

•
Maintain a system of internal controls and procedures that will provide reasonable assurances to management that material information about the Company is accumulated and communicated to management, including the Chairman, President and CEO and CFO, to allow timely decisions regarding disclosure.

Books and Records

As Charming Shoppes associates, we are responsible for maintaining complete, accurate and timely books and records related to our areas of responsibility. This includes sales records, time cards, expense reports, disbursement records and other financial records, particularly journal entries and financial statements.

Financial Statements

Charming Shoppes executives, board members and associates are responsible for providing fair, accurate, complete and understandable financial information on a periodic and timely basis to its shareholders, the investment community, creditors, governmental agencies and others. The Company’s reports and documents filed with, or submitted to, the Securities and Exchange Commission and other public communications must include fair, accurate, timely, complete and understandable disclosures.

As Charming Shoppes associates, we must ensure that the Company’s periodic reports and public statements comply with all applicable regulations and are fair, accurate, timely, complete, and understandable. In particular, the Company’s financials statements included in its periodic reports must accurately and fairly disclose the Company’s assets, liabilities and other material transactions engaged in by the Company.

Any Charming Shoppes associate, who becomes aware of any non-compliance with applicable regulations, or of any inaccuracy in any of the Company’s reports and public statements, or material omission from the Company’s reports and public statements, must immediately report such inconsistencies or omissions to the Chair of the Audit Committee (using the procedures outlined above). As Charming Shoppes associates, we must never knowingly misrepresent, or cause others to misrepresent, facts about the Company within or outside the Company, including to the Company’s directors and auditors or to government regulators and self-regulatory organizations. We must also engage in due diligence when investigating any such reports.

Q&A: Accuracy of Books, Records, and Financial Statements

Q:	I’m an hourly associate and my supervisor has asked me to help out with some extra work off the clock. What should I do?

A:
The law requires that the Company keep accurate time records. Hourly associates are not permitted to work off the clock, and it is inappropriate for a supervisor to make this request. Politely inform your supervisor that you would be happy to do the work, but that you cannot submit an inaccurate time record by not recording your hours. You should then report the incident through the Business Ethics Hotline.

Anti-boycott and Import Laws

Charming Shoppes and its associates must comply with, U.S. anti-boycott laws that prohibit U.S. firms and persons (and their controlled foreign subsidiaries) from:

•	Refusing or agreeing to refuse to do business with a country, it’s nationals or blacklisted companies for boycott-related purposes;

•	Discriminating or agreeing to discriminate against individuals or companies on the basis of race, religion, sex, national origin or nationality;

•	Paying, honoring, negotiating or implementing letters of credit containing prohibited boycott provisions.

As Charming Shoppes associates, we must not participate in any foreign economic boycott unless sanctioned by the U.S. Government, nor engage in any discussion with representatives of other companies, agencies, or governments regarding possible anti-boycott activities. In addition, associates must report any oral or written request to participate in an economic boycott to the Executive Vice President of Business Ethics so that it can be reported to the U.S. government.

As Charming Shoppes associates, we must also ensure that the products we import are imported in compliance with the applicable laws of the importing country. Any associate involved in such activity is required to know the laws of the countries from whom we import products as well as any U.S. import restrictions.

We must also report any violations of anti-boycott or import laws to the Executive Vice President of Business Ethics Associates can also contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

If you have questions or need clarification on this provision, contact your supervisor, your Human Resources representative or the Executive Vice President of Business Ethics.

Antitrust and Competition Laws

Antitrust and competition laws protect free enterprise by prohibiting activities and agreements that improperly reduce competition and restrict trade. Antitrust law violations occur when people contract, combine or conspire with third parties to engage in certain anti-competitive acts, or when individuals make certain contractual or other business decisions that unfairly affect competition.

Charming Shoppes is committed to competing fairly in the marketplace. Charming Shoppes’ policy is to comply with all provisions of the antitrust laws of the United States, individual states, and applicable laws of the countries where we do business.

Many of the antitrust rules are complex and technical. They prohibit various kinds of agreements with competitors, suppliers, and customers. These rules include such areas as price fixing, refusals to deal with certain vendors, exclusive dealing arrangements, etc. If you encounter a situation that raises a question about antitrust or competition laws or regulations, contact any member of the Business Conduct Committee for clarification.

Associate Privacy

As part of the employment process, Charming Shoppes gathers certain associate information including (but not limited to) addresses, telephone numbers, social security numbers, and medical and benefits information.

As Charming Shoppes associates, we have a responsibility to protect such information from unlawful use or disclosure. We must follow all Company policies related to protecting the privacy of associate data. Associate information must be provided only to those inside the Company who have a clear business need for the information. Associate information must not be provided to anyone outside the Company without the associate’s prior consent, except (i) to verify employment; (ii) as necessary to provide benefits or services to the associate; or (iii) to comply with legal requirements. We must also immediately contact a manager, or the Executive Vice President of Business Ethics, if such information is compromised.

We must not keep personal items, messages or information that we consider to be private on Company telephone systems or computer systems (including email) as these are Company property and may be monitored by the Company.

Q&A: Associate Privacy

Q:	A friend of mine asked me to give her the names and phone numbers of co-workers so she can send them a solicitation for a charity for which she is helping raise money. Can I do this?

A:
No. You would have to obtain permission from each co-worker to disclose their information. You should not do that in that it would put your co-worker in an awkward position. When you obtain personal information about a co-worker, such as address, telephone number, social security number, etc, that information is not to be disclosed to others. Of course, you can use the information in performing your duties.

Q:	An associate recently asked me if another associate who works with us is HIV-positive. I know that she is. What should I do?

A:
Nothing. Her HIV status is private employee medical information. Federal and state laws protect the privacy of such information. Because HIV is not contagious through casual contact it is not a health risk for other associates. You need to respect this associate’s privacy by not sharing this information with anyone else.

Bribery and Corruption

It is illegal and an unethical business practice to give or receive a bribe. A bribe is the payment of anything (money, gifts, and services) to influence a business decision. In addition, Federal law prohibits the offer, promise or gift of anything of value to an employee, agent, or official of the federal government with the intent to influence such an individual within his/her area of responsibility. Charming Shoppes is committed to abiding by all applicable domestic and international laws related to bribery and corruption. (See “Gifts and Entertainment” below for clarification of the Company policy on gifts and entertainment by past, present, or prospective vendors.)

Any Charming Shoppes associate who works with our international operations and partners must learn about and comply with applicable foreign laws. As Charming Shoppes associates, we must discuss with the Executive Vice President of Business Ethics any situation where we believe a bribe has been offered, accepted, or requested. Associates can also contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

Q&A: Bribery and Corruption

Q:
A government official I am working with on a matter for the Company pulls me aside and says that in his area things go faster and easier if his boss is taken care of and that the going rate for walking these things through is about $1000 in cash. I need to get the job done quickly, what do I do?

A:	Tell the official that you work for a public company and cannot make any payments to individuals in cash and report the incident to the Executive Vice President of Business Ethics.

Competitive Practices

Charming Shoppes seeks to achieve superior performance through legal, ethical, and fair competitive business practices. In the normal course of business, it is common to seek out and acquire information about various individuals or organizations, including competitors. Charming Shoppes routinely collects information on competitors, suppliers and vendors, and customers through a variety of legitimate methods. However, competing fairly in the marketplace means showing respect for the confidential information of competitors. As Charming Shoppes associates, we must never use improper means to seek confidential, non-public information about our competitors. We must never misrepresent ourselves, our positions, or our circumstances to persuade another to release such information and never commission a third party to obtain the release of such information. Any associate receiving confidential competitor information, whether accidentally or otherwise, is to report such receipt to the Executive Vice President of Business Ethics or contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

Q&A: Competitive Practices

Q:	Is comparison shopping permitted?

A:
Comparison shopping is essential and permissible in our business. However, comparative shopping must be performed legally and ethically with sensitivity and respect for the competitor’s operations. Comparative shopping should not involve any attempt to receive or receipt of confidential non-public information and should never be disruptive to the competitors operation. When in a competitor’s store, do not enter any area of the store that is not open and accessible to the public. Do not ask for or accept documents, including price lists, which are not generally available to the public.

Q:	During an interview with a candidate who is or was employed by a competitor can I ask them information about the competitor’s business?

A:
Subject to the stated restrictions regarding obtaining material, non-public, confidential information, it is appropriate during the interview to acquire information about the candidates’ business accomplishments and the businesses in which they work or have worked, so as to assess the candidate’s qualifications and how well they would fit in with our organization.

Confidential Information

Some Company-related information we have access to at work is not generally known to the public and provides the Company with a business advantage. This confidential information includes (but is not limited to) strategic and business plans, financial information, sales information, pricing information, customer lists and data, lease terms with landlords, vendor terms with suppliers, product designs, advertising and promotional plans, and proprietary software and computer systems. Our shareholders rely on us to protect these important business assets from unlawful or inadvertent disclosure.

Because the confidentiality of this information is so critical to our ability to compete effectively in the marketplace, unauthorized or premature disclosure could have a serious financial impact on the Company and may subject the Company and its associates to liability, including penalties for insider trading.

As Charming Shoppes associates, we should never disclose Company confidential information to any third party, except as authorized by the Company as part of our job responsibilities. We must properly label confidential documents. We must also notify a manager or the Executive Vice President of Business Ethics if we know of a situation in which the Company’s confidential information has been compromised.

Intellectual Property Protection

Our obligation to protect the Company’s confidential information includes our intellectual property—those creative ideas and expressions of our associates that have commercial value.

As Charming Shoppes associates, we must disclose any business-related written works, technological advances or unique solutions to business problems to the Legal Department so the Company can provide legal protection by securing copyrights, patents and trademarks. Any written documents whose content is protected under a trademark should be marked with the appropriate symbols such as “®” (registered trademark), “TM” (trademark), or “SM” (service mark) when using our works in text. Copyrighted work should contain the notice “© (Company) (Year).” We must also seek guidance from the legal department if we suspect that a Company patent or trademark is being infringed, or have questions on the use of patents, trademarks or copyrights.

Computer and Network Security

Our computer networks, computers, and software are the foundation of our Company’s information and communications infrastructure. These systems are vital to the continued success of our business. However, left unsecured, these networks can pose a substantial risk to our confidential information.

As Charming Shoppes associates, we must do everything possible to protect our computers and networks from unauthorized access. We must strictly follow all Company security policies and procedures including appropriate use of IDs and passwords, pass codes, building-access key cards, and computer systems, including corporate data, electronic communications and application software.

If you have questions or need clarification on this provision, contact the Executive Vice President of Business Ethics.

Q&A: Confidential Information

Q:	A friend of mine has asked me how business is going. What can I tell them?

A:
In social settings it is common to have discussions about work. However, you should never reveal any confidential information that has not been publicly disclosed by the Company. It is always permissible to refer back to recent public disclosures of sales information, profit information, or any other information that is set out in an official Company press release. This information is readily accessible on the Charming Shoppes website on the Internet.

Q:	I saw a message posted on the internet on the Charming Shoppes message Board that has incorrect information. Can I post a message clarifying it?

A:
No. No associate is authorized or permitted to post messages on such a public communication. The Company has a clear policy on the public disclosure of information. See “Public and Media Communications.”

Conflicts of Interest

As Charming Shoppes associates, we have a responsibility to act in Charming Shoppes’ best interests. Sometimes, however, we may have a personal or financial stake in the outcome of a decision, as well as influence over that decision. In such situations, if we put our own interests ahead of the interests of the Company or its shareholders or customers, a conflict of interest exists. Even the appearance of impropriety in such situations can damage the reputation of both the associate and the Company.

As Charming Shoppes associates, we must avoid the following situations which may influence our judgment and cause us to act outside the best interests of the Company and its shareholders or customers.

Outside Employment

Serving as an officer, director, associate or partner of, or consultant to, a competitor company or a company that has a current or potential business relationship with Charming Shoppes could present a conflict of interest.

As Charming Shoppes associates, we may only work with organizations whose interests do not interfere with our Company responsibilities. We must obtain written approval from the Executive Vice President of Business Ethics before accepting a second job or any affiliation with an organization that is a Company competitor, customer, supplier or provider of goods or services.

Financial Investments

Any Charming Shoppes associate who holds, or has an immediate family member who holds, greater than a 5 percent financial interest in a competitor (or a company that has a current or potential business relationship with Charming Shoppes) has a conflict of interest. “Financial interest” is defined as any stock or ownership interest, particularly issued and outstanding shares of stock of a corporation traded on a national securities exchange or over-the-counter market. “Immediate family member” means a spouse or domestic partner, parent, parent of a spouse or domestic partner, siblings, siblings-in-law, children, stepchildren, grandchildren, grandparents, aunts, uncles, nephews and nieces.

As Charming Shoppes associates, we must disclose to the Executive Vice President of Business Ethics any direct or indirect financial interest of any kind or nature, other than through publicly traded mutual, index, etc. funds over which the associate or immediate family member has no investment control, that we, or an immediate family member, hold in any business, partnership, proprietorship, company or other person which supplies goods and/or services, directly or indirectly, or which competes with any Charming Shoppes business.

An associate must never make or influence any decision on behalf of the Company which could directly or indirectly benefit them or a family member who has a significant interest in a transaction with a competitor or any supplier. Such situations which would create a conflict of interest or the appearance of a conflict of interest should be disclosed to the Executive Vice President of Business Ethics.

Close Personal Relationships

Any Charming Shoppes associate who has an immediate family member or close personal relationship, which might influence him or her to act outside the best interests of the Company, faces a potential conflict of interest. These types of conflicts can have a negative impact on working relationships and result in fairness or even harassment issues.

As a general rule, Charming Shoppes associates must not hire close friends or immediate family members in the same store or business unit, and must not let any immediate family member report to another immediate family member, directly or indirectly. However, because of Charming Shoppes’ history as a family business, some limited exceptions to this policy may be granted. However, any exceptions must be approved by the Executive Vice President of Business Ethics.

Close personal relationships (dating) between supervisors and associates are also discouraged. As Charming Shoppes associates, we must never engage in close personal (dating) relationships with vendors and suppliers.

As Charming Shoppes associates, we must promptly disclose any potential conflicts of interest, and any conduct that could be perceived by others as a conflict of interest, in writing, to the Executive Vice President of Business Ethics or another member of the Business Conduct Committee. We must direct any questions regarding conflicts of interest to the Executive Vice President of Business Ethics or another member of the Business Conduct Committee.

Upon reporting of the conconflictict or potential conflict of interest, the Company will determine whether the situation is detrimental to the interests of the Company. Many conflicts of interest can be resolved in a simple and mutually acceptable way. However, while we respect each individual’s right to privacy, if an associate’s personal affairs create, or appear to create, a potential conflict of interest, we may insist on full disclosure of the relevant facts so we can determine whether or not such a conflict exists. In most cases, if it is determined that such a conflict exists; one of the associates involved will likely be reassigned.

Q & A: conflicts of Interest

Q:
I was just hired, but my previous employer called and asked if I could work part-time a few evenings a week and one day on the weekend. The business is a retail clothing store but is not a direct competitor. Can I take the part-time work?

A:	It might be okay for you to take this job, but you should talk to Human Resources or the Executive Vice President of Business Ethics first, since this is a potential conflict of interest.

Q:	I recently inherited stock in a competitor‘s company. Do I have to sell it?

A:
It depends on the size of the investment. You should talk to the Executive Vice President of Business Ethics or another member of the Business Conduct Committee to determine whether or not you will need to sell the stock.

Q:	My niece plans to apply for a job in a store I manage. Can I hire her for the position?

A:	No. This is not a good idea because it could result in favoritism, or at least the appearance of favoritism. You should ask your niece to apply to another store.

Q:	My spouse has his own video production company. I’m about to develop a new video for Charming Shoppes. Can I use my spouse’s company?

A:
Probably not. This situation raises serious conflict of interest issues. The Company’s dealings with vendors must be totally at arm’s length. Whether contracting this work out to your spouse’s company is appropriate will depend on a review of all the facts and circumstances. If an issue like this arises, please contact the Executive Vice President of Business Ethics for clarification.

Customer Privacy

Our customers entrust us with certain information, including (but not limited to) addresses, telephone numbers, social security numbers, and account and purchasing information. We have a responsibility to safeguard this information from unauthorized use or disclosure.

As Charming Shoppes associates, we must follow all laws and Company policies related to data privacy. Customer information must be provided only to those inside the Company who have a clear business need for the information and must not be given to outside companies except in the conduct of our business, to comply with applicable privacy laws, to protect against fraud or suspected illegal activity, or to provide customer services. We must also immediately contact a manager or the Executive Vice President of Business Ethics if such information is compromised. Associates can also contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

Q&A: Customer Privacy

Q:
My cousin is starting a business that does not compete with the Company and has asked me to keep track of the names, address, and phone numbers of some of our customers, so she can send them information on her business. Is it okay to do this?

A:
No. Customer information is confidential and is not to be used for any purpose other than authorized business purposes. Names, addresses, telephone numbers, social security numbers, credit card numbers, credit ratings, etc that come to your attention are not to be used for personal use or for any third party use not authorized by the Company.

Drug and Alcohol Use

Being under the influence of alcohol or drugs at work, or improperly using medication, diminishes an associate’s ability to perform and compromises the safety of fellow associates and others with whom they come into contact.

As Charming Shoppes associates, we must not use, sell, purchase or possess alcohol or illegal drugs while on Company property or while conducting Company business, and must not abuse or sell or purchase prescription drugs without a prescription. Limited consumption of alcohol while on Company property or while conducting Company business is permitted, but only for certain authorized Company-sponsored events with pre-approval at the Executive Vice President level or above.

We must also protect the safety of others by talking to a manager or a representative from Human Resources if we observe that an associate’s performance is being impaired by the use of alcohol, illegal substances or drugs, on Company property.

Q&A: Drug and Alcohol Use

Q:	An associate often comes back from lunch smelling of alcohol. What should I do?

A:	Talk to your manager about your concerns. This person’s drinking could be jeopardizing the safety of the team and needs to be addressed.

Q:	I know that one of my associates is using illegal drugs on the job. I want to talk to her instead of telling our manager. Is this the right thing to do?

A:
You are doing the right thing by helping your associate, but drug use on the job is of serious concern to the Company. It involves the presence of illegal substances on Company property, other legal issues, safety issues, and customer relations issues. You should bring the matter to the attention of your manager, Human Resources, or the Executive Vice President of Business Ethics.

Environment

Charming Shoppes is committed to protecting the environment and complying with all applicable environmental laws and regulations.

Any Charming Shoppes associate, who works with hazardous chemicals, or other environmental hazards, must be familiar with any federal, state and local environmental laws that apply to his or her job. Such associates must report any violations of such laws to the Executive Vice President of Business Ethics. Associates can also contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

Charming Shoppes associates must also cooperate with Company initiatives to conserve energy and other resources, to reduce the amount of waste the Company produces, and to participate actively in any recycling efforts.

If you have questions or need clarification on this provision, contact the Executive Vice President of Business Ethics.

Equal Treatment and Respect

Charming Shoppes is committed to a diverse workplace free from discrimination and harassment. We will recruit, hire, train, promote and provide other terms and conditions of employment without regard to a person’s race, color, religion, gender, age, national origin, sexual orientation, marital status, disabilities or veteran status.

As Charming Shoppes associates, we must treat others with respect on the job and comply with all applicable equal employment opportunity laws, including those related to discrimination and harassment. We must never tolerate discriminatory conduct or harassment of any kind, including that of a sexual nature. We must also refrain from making jokes, slurs or other remarks that are about race, color, religion, gender, age, national or ethnic origin, sexual orientation, martial status, disabilities, veteran’s status or are of a sexual nature that can encourage or create an offensive or hostile environment. We will also not tolerate implicit or explicit verbal threats, intimidation or violence.

Retaliation against a person who makes a complaint of discrimination or harassment in good faith, or who participates in an investigation, is prohibited. Any Charming Shoppes associate who feels discriminated or retaliated against, should promptly report the behavior to his or her manager, Human Resources, or the Executive Vice President of Business Ethics Associates can also contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

Q&A: Equal Treatment and Respect

Q:
One of our vendors is always asking me out on dates. No matter how many times I tell him I’m not interested, he keeps asking me. I told my boss about this behavior and she told me to just ignore him. His behavior really bothers me. What should I do?

A:
What this vendor is doing may be sexual harassment since you’ve asked him to stop asking you out, and he hasn’t. Regardless, the behavior is not appropriate. You need to discuss the situation with Human Resources or the Executive Vice President of Business Ethics.

Fair Labor Practices

Charming Shoppes is committed to doing business with vendors who share the Company’s commitment to act with integrity, especially regarding compliance with fair labor laws. Charming Shoppes vendors are expected to comply with fair labor practices in their own operations, and monitor the fair labor practices of their contractors and subcontractors.

Our Fair Labor Compliance Program includes factory compliance inspections. Furthermore, our vendors are all asked to sign a Vendor’s Code of Conduct which includes provisions regarding the use of child labor, use of prison labor, payment of fair wages, overtime, and other working conditions.

As Charming Shoppes associates, we must work to ensure that vendors are complying with our Fair Labor Compliance Program. If we become aware of any vendors who are not in compliance, we must immediately notify the Executive Vice President of Business Ethics.

If you have questions or need clarification on this provision, contact the Executive Vice President of Business Ethics.

Q&A: Fair Labor Practices

Q:	I think one of our vendors is not being honest with us about their use of a particular subcontractor because this subcontractor doesn’t comply with fair labor laws. What should I do?

A:
You should contact the Executive Vice President of Business Ethics so that your suspicions can be investigated, and an inspection can be conducted through the fair labor compliance program, if appropriate.

Fraudulent Behavior

Fraud is a broad concept that refers generally to any intentional act to cheat, trick, steal, deceive or lie to secure an unfair or unlawful gain. It is important to understand what fraud is so that you can recognize it and avoid mistakes. Some examples include: submitting false expense reports; forging or altering checks; misusing Company property, or misappropriation of Company assets, including embezzlement, payroll fraud and theft; unauthorized handling or reporting of transactions; and making an entry on the Company’s financial records or financial statements that is not in accordance with proper accounting standards. Intentional acts of fraud by associates are prohibited and are subject to strict disciplinary action, including dismissal and possible civil or criminal action.

Gifts and Entertainment

In a business relationship, exchanging gifts or entertainment of a nominal value can create goodwill and establish trust. This goodwill and trust is severely compromised if we accept gifts or entertainment from suppliers or vendors that are excessive in value or frequency. This is particularly true if they are used, or it appears they are being used, to gain an unfair business advantage.

Using good judgment and moderation, the occasional giving or acceptance of gifts or entertainment of nominal value is appropriate. However, all such gifts or entertainment must be properly recorded in the Company’s books and records, must be within Company guidelines, and must never be intended to influence a business decision.

Following are specific guidelines regarding gifts and entertainment.

Government Associates

Federal law prohibits the offer, promise or gift of anything of value to an employee, agent, or official of the federal government if intended to influence such individual within his/her area of responsibility. As Charming Shoppes associates, we must never give gifts of any kind to government associates, agents or officials. We must also get approval from a manager or the Executive Vice President of Business Ethics if we want to provide nominal entertainment to government associates, agents or officials.

Gifts

As Charming Shoppes associates, we must only accept gifts that are consistent with Company policy and the policies of the giver’s company. We must not accept cash gifts or gifts that are excessive in value. We must not accept gifts from any associate of a current or prospective vendor or supplier if such a gift is or could be construed as a bribe or if the gift would violate any laws or regulations. Store associates must never accept gifts from customers.

All gifts received in excess of nominal value should be returned to the giver with a note explaining our policy and should be reported to the Executive Vice President of Business Ethics Perishable gifts in excess of nominal value that cannot be returned must be donated to charity.

Prior approval must be obtained in order to give gifts to any employee of a vendor, prospect or supplier. Gifts will only be approved if they are:

a) Not a cash gift;

b) Consistent with customary business practices; and

c) Not excessive in value.

In no event may you give such a gift if it could be reasonably construed as a bribe or if giving the gift would violate any law or regulation.

Purchases from Vendors

As Charming Shoppes associates, we may not purchase samples, products, merchandise, or services from Company vendors or suppliers at cost, wholesale, or at a discount regardless of the vendor’s or supplier’s pricing policy, practice, or program. This standard does not prohibit arms length dealings with vendors or suppliers on the same basis, terms, and conditions as are offered by the vendor or supplier to the public at large, or that have been differently arranged by the Company in advance and are made applicable by the Company to Charming Shoppes associates in general.

If you have questions or need clarification on this provision, contact the Executive Vice President of Business Ethics.

Q & A: Purchases from Vendors.

Q:
I was in a vendor’s office and admired one of their products. The vendor offered me a sample. When I told them I couldn’t accept it, they offered to give it to me at a special discount. Can I do this, on this basis?

A:
Probably not. You cannot accept a special discount from a vendor based on your status as an associate. However, this does not prohibit you from buying merchandise from a vendor on the same basis that is offered generally to the public. Also, from time to time, the Company may enter into relationships with vendors and arrange for special discounts for any of our associates. Purchases from vendors under terms arranged by the Company are permissible. If you have a question about a purchase from a vendor, please contact the Executive Vice President of Business Ethics.

Entertainment

As Charming Shoppes associates, we must obtain prior approval before participating with vendors and suppliers in meals, sporting, cultural and similar events. We are not permitted to participate in such events when they are excessive in value or frequency, are not in the ordinary course of business, are not consistent with Company policies, or violate the policy of any other party involved.

Corporate Opportunities

As Charming Shoppes associates, we owe a duty to the Company to advance its legitimate interests when the opportunity arises. Therefore, we must never take advantage of personal opportunities that are discovered through the use of corporate property, information, or our position with the Company, unless the Company has knowingly decided not to avail itself of the opportunity and approves our participation in that opportunity. We must not use corporate property, information, or our position for improper personal gain, and associates and Officers may not compete for business with the Company directly or indirectly without the consent of the Board of Directors.

Our family members must not receive compensation, commissions or gifts from current or prospective vendors or suppliers if such receipt could be construed as influencing the Company’s decision as whether to undertake or expand a relationship with that vendor or supplier.

Finally, we must not accept bribes, payoffs, kickbacks or kickback schemes, unexplained rebates, disguised markdown or other allowances or expenses or anything that may be considered illegal, unethical or compromising.

If you have questions or need clarification on this provision, contact the Executive Vice President of Business Ethics.

Q&A: Gifts and Entertainment

Q:	I’ve been working very closely with a vendor whose product is selling so well that I’ve placed a large re-order. They recently sent me a handbag from their line with a thank you note. Can I accept it?

A:	No, you cannot accept the handbag. It should be returned to the giver with a note explaining our policy and should be reported to the Executive Vice President of Business Ethics.

Q:	In gratitude for business we’ve given them over the years, a supplier wants to host a picnic for the people in my department during business hours. Can I accept?

A:	Maybe. You should contact the Executive Vice President of Business Ethics. to discuss the situation. Depending on the circumstance it may or may not be appropriate to participate.

Q:	Recently I admired a garment that was in a batch of samples a vendor brought me, and the vendor’s representative offered to give it to me for free. Can I accept it?

A:	No. Accepting samples from a vendor is not permitted under our policy. For guidance on purchases from vendors, see “Purchases from Vendors” above.

Health and Safety

Charming Shoppes values the contributions made by our associates and strives to provide a safe and secure work environment. Accordingly, we will comply with OSHA and other U.S. health and safety statutes and regulations, as well as any comparable laws in other countries where we do business.

As Charming Shoppes associates, we must comply with any Company health and safety policies, as well as all OSHA or other health and safety laws or regulations related to our jobs and promptly report health and safety violations to a manager or the Executive Vice President of Business Ethics. Associates can also contact the anonymous non-traceable Business Ethics Hotline (800-350-0329) and provide enough information for an investigation to take place.

Q&A: Health and Safety

Q:	Someone is always propping open a fire door because it gets hot in that part of the building. How can I deal with this situation?

A:
Propping a fire door open is a safety risk that should be reported immediately to your manager. If this is an ongoing problem that isn’t being addressed by your manager, you should speak with his or her manager, or the Executive Vice President of Business Ethics.

Q:
The other day an associate was injured moving boxes. The employee hasn’t reported the injury, because she doesn’t feel it’s that serious, and she doesn’t want to jeopardize the team’s safety record. What should I do?

A:
You have a responsibility to see that this issue is dealt with. You should encourage your associate to report the injury to your manager. If she fails to do so, you should speak to your manager instead. By doing this, you are protecting your associate’s health and preventing further injury.

Insider Trading

Some of the Company’s confidential information is considered by law to be “material” because it could affect an investor’s judgment about whether or not to buy, sell, or hold Company securities, or the securities of third parties with whom we have a business relationship. When such information has not been adequately disclosed to the public (such as through a Company press release or a filing with a government agency), the information is considered “non-public.” Buying or selling securities based on material, non-public information is called “insider trading” and is illegal.

As Charming Shoppes associates, we must never use material, non-public information in connection with any securities transaction, or communicate that information to anyone outside the Company who may do so. In addition, we must not permit any family member or anyone acting on our behalf to purchase or sell securities based on Company (or third party) material, non-public information.

If you have questions or need clarification on this provision, contact General Counsel, Colin Stern.

Q&A: Insider Trading

Q:	A vendor gave me a “hot tip” about a merger he knows is being announced at his company in a few weeks. I’m thinking about buying some stock. Can I do this?

A:	No. If you buy stock based on the confidential merger information, you would be acting on material, non-public information and violating insider trading laws.

Loans

Associates should not make or accept loans from any persons or entities having or seeking to do business with the Company, other than accepting a loan from a financial institution through the normal course of business at prevailing interest rates at the time of borrowing.

Marketing Integrity

Charming Shoppes’ policy is to engage in marketing, advertising and promotional practices that do not jeopardize the trust placed on the Company by customers, vendors, suppliers, and the public.

Our advertising complies with all laws regarding product information and pricing, comparative pricing, product availability, credit terms, warranty statements, and telephone and mail order processing.

As Charming Shoppes associates, our communication of information about our products and services must be truthful and accurate. Charming Shoppes’ policy is that promotional materials must not be misleading, deceptive, or fraudulent.

Political Contributions and Activities

Charming Shoppes encourages participation in the political process by associates. However, such activity must occur strictly on an individual and private basis and not on behalf of the Company.

As Charming Shoppes associates, we must not conduct personal political activity on Company time or using Company property or equipment. We must not make political contributions or incur political expenditures on behalf of the Company or obtain reimbursement for any such contribution or expenditure.

We must not make any direct or indirect contributions to political candidates, office holders or any political parties on behalf of the Company unless the contribution is legal and directly authorized by the Company’s Chief Executive Officer. This includes (but is not limited to): purchasing tickets to political events, furnishing Company goods or services, loan of Company personnel during working hours or payment for advertisements and other campaign expenses.

We must also never force, direct or in any way coerce another associate to make a political contribution. Contributions and expenditures are not limited to cash contributions to candidates or committees. They also include purchases of tickets to political dinners, advertisements on behalf of candidates, and donations of corporate property, services or personnel.

We must also not make contributions to trade associations or their political action committees where such contributions will be directly or indirectly used for political purposes. This includes campaign contributions and lobbying expenses, except for contributions made by trade associations of which the Company is a member, in support of legitimate lobbying efforts that have been previously approved by the Business Conduct Committee.

Q & A: Political Activity

Q:
I was recently elected to city council in the community where I live. Charming Shoppes plans to open some stores there and will need to apply for renovation permits through the council. What should I do?

A:	You should inform the Executive Vice President of Business Ethics and the council, of the potential conflict of interest, and obtain direction from the Executive Vice President of Business Ethics.

Q:
I’m working on a political campaign for a candidate running for local office. I didn’t have time to run off flyers for an upcoming meeting. I only need a hundred copies and it will only take a few minutes. Can I do the copying at work?

A:	No. There are two problems with this. This would be an improper use of Company assets. It might lead to a claim that the Company was engaging in inappropriate political activity.

Public and Media Communications

Charming Shoppes is committed to delivering accurate and reliable information to the media, financial analysts, investors, brokers and other members of the public. All public disclosures, including forecasts, press releases, speeches and other communications will be accurate, timely and representative of the facts. No investor, broker or financial analyst will receive special or favored treatment.

As Charming Shoppes associates, we must respect the abilities of our public relations and investor relations professionals and promptly forward all requests for information from outside the Company to them.

Q & A: Public and Media Inquiries

Q:
I recently received a phone call from someone outside the Company asking about what we expect the hot trends to be next season. I know what we plan to feature in a big way next season, but am not sure if I should talk to this person. What should I do?

A:
Because the question relates to non-public future plans, the caller is asking you to discuss confidential information, which you should not do. You should tell the caller that you will take down his or her contact information and provide it to the appropriate channel for a response. You should then contact Public Relations (Catherine Lippincott) or Investor Relations (Gayle Coolick) and provide them with the information.

Q:	I want to post a message on the Company message board on the internet telling everyone how great the Company is. Can I do this?

A:
No. All public statements about the Company must go through approved channels. No associate is authorized or permitted to make public statements on behalf of or about the Company without prior approval. If you have a question regarding what you can say publicly or whether a communication is a public communication contact the Executive Vice President of Business Ethics.

Records Retention

In order to maintain the integrity of Charming Shoppes’ record-keeping and reporting systems, it is critical that records retention procedures for each respective area of the Company be followed, including how data is stored and retrieved. Altering or distributing any document without authorization is a violation of Company policy and, in many cases, illegal.

As Charming Shoppes associates, we have a responsibility to know how to document and transact any entries or records for which we are responsible, as well as a responsibility to know and follow all legal requirements regarding retention of those documents. No document—including originals, drafts, duplicates, as well as computer files, disk drives, hard disks, floppy disks, CD-ROMs or any other media -may be destroyed, altered or removed from any file or premises where it is stored other than in accordance with the Company’s records retention policy. Charming Shoppes associates who do so are subject to strict disciplinary action, including dismissal, as well as referral to appropriate authorities.

Use of Company Assets

The Company’s assets, including information assets, such as the Internet, intranet, e-mail and other communications equipment, are important business assets and may be used only for Company business and for limited incidental use, such as important communications with close family members.

As Charming Shoppes associates, we must recognize that these Company resources are important assets and use them wisely. We must also safeguard the Company’s tangible assets against loss or unauthorized use.

We must not misuse the Associate Discount privilege or use Company funds or other Company property for illegal, unethical or otherwise improper purposes. These improper purposes include, but are not limited to, use of the Associate Discount for friends, use of funds for commercial or political bribery and diversion of money from legitimate corporate accounts for improper purposes. In addition, we must never establish, for any purpose, any unrecorded or undisclosed accounts or funds.

We must not use or divert Company property (including the services of other associates) for our own advantage or benefit and should not use corporate letterhead for matters not directly related to Company business.

If you have questions or need clarification on this provision, contact the Executive Vice President of Business Ethics.

Q&A: Use of Company Assets

Q:	As soon as the school year starts, several associates start taking supplies from the office to give to their children. How can I handle this situation?

A:	Tell your associates that supplies are only for office use. Also ask your manager to remind the whole team about the appropriate use of Company property.

Q:	The easiest way for me to get hold of family members and close friends is through e-mail. Can I give out my work e-mail address for this purpose?

A:	Yes. However, the Company policy permits only incidental use of Company e-mail for personal purposes.

Q:
I am a store associate, and one of the other associates in my store is giving her employee discount to her friends. I don’t think it’s my place to say anything because I’m not her supervisor. What should I do?

A:
Misuse of the associate discount is an abuse of Company assets. You have a responsibility to tell your store manager about it or report what you have seen to the Business Ethics Hotline (800-350-0329).

Certification of Commitment to the Standards of Business Conduct

Please complete and return this form to the Business Conduct Committee.

Charming Shoppes, Inc.
Attention: Rosemary Jones 450 Winks Lane Bensalem, PA 19020

Certification of Commitment to the Standards of Business Conduct

ACKNOWLEDGEMENT AND REPORTING FORM

I hereby acknowledge receipt of the Charming Shoppes Standards of Business Conduct (the Standards). I have read the Standards and understand and acknowledge that I may be subject to disciplinary action including, but not limited to suspension, dismissal, or any other action, including legal action, by Charming Shoppes, Inc. in the event of my violation of these Standards.

I hereby certify that I am not aware of any violation of the Policy by me except as set forth below.

Exceptions (if any):

I hereby certify that I am not aware of any violation of these Standards by Company directors, officers, associates or its subsidiaries except as set forth below.

Exceptions (if any):

I hereby certify that I am not aware of any conflict of interest or potential conflict of interest (as described in these Standards) involving myself or others, except as set forth below.

Exceptions (if any):

Print Name:_________________                   Title:________________________

Signature:___________________                  Date:________________________

Division/Corporate Function:

Please complete and return this form to the Business Conduct Committee.

Charming Shoppes, Inc.
Attention: Rosemary Jones 450 Winks Lane Bensalem, PA 19020